SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                        __________________

                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934


 Date of Report(Date of Earliest Event Reported): April 24, 2000


                NOVA NATURAL RESOURCES CORPORATION
      (Exact name of registrant as specified in its charter)


Colorado                        0-15078        84-1227328
(State or other jurisdiction    (Commission    (I.R.S. Employer
of incorporation)               File No.)      Identification No.)


789 Sherman St.,Suite 550,Denver,Colorado            80203
(Address of principal executive offices)             (Zip Code)


                          (303)863-1997
        (Registrant's telephone number, including area code)
ITEM 5. Other Events

The Company has signed a Letter of Intent with Torita Donghao LLC ("Torita Delaware"), a Delaware Corporation by which Torita Delaware will acquire control of the Company. Torita Delaware is a wholly-owned subsidiary of Torita Group of the People's Republic of China ("PRC"). Torita Group has represented that it has many years of operating history in China.

The Letter of Intent is non-binding, and completion of the transaction depends on execution of a definitive acquisition agreement and the completion of satisfactory due diligence. The Letter of Intent contemplates the acquisition by the Company of 100% of the business and operating assets of Torita Delaware in exchange for that number of shares of common stock of the Company which will afford Torita ownership of 91.5% of the Company's common stock after completion of the transaction.

The Letter of Intent provides that, after the transaction, the existing Nova shareholders will own 7.23% of the common stock of the Company, net of a commission paid in stock. The Letter of Intent contemplates that, prior to or at closing, the entire operating business of the Company, including all assets and liabilities, will be divested. Torita Delaware will also make a cash payment to Nova of $75,000 from which Nova will pay for the costs of the transaction and of termination of its business. The Company has already completed the liquidation of most of its assets and liabilities, and expects to complete the disposition of its remaining operating assets within the next 30 days. Members of management may bid on the purchase of such assets, but such bids will only be accepted if they exceed those of other unrelated parties. No such transactions with management have taken place.

The Letter of Intent provides that warrants representing 1.5% of the total issued and outstanding common stock of the Company after the transaction will be issued to current Nova management as part of the transaction.

Torita Delaware has made the following representations to the Company, which has not obtained independent verification of such matters:

Torita Group has transferred the assets of its "Computer Tech" arm
- Torita Electronics Hong Kong ("Torita Electronics"), incorporated in Hong Kong, into Torita Delaware. A major U.S. accounting firm will be engaged to complete an audit of the company resulting from this transaction pursuant to U.S. GAAP.

Torita Electronics is a profitable company. It occupies an area in the Electrical Industrial City of Torita Group of 128,000 square feet. Torita Group invested $6.4 million into a total of 6 manufacturing lines capable of producing computer monitors, television sets, computer harddrives and other Original Equipment Manufacturer ("OEM") products. Its production capacity exceeds 1 million personal computer units, 200,000 television sets and 1 million sets of Digital Video Devices ("DVD") per annum.

Torita Electronics has a contract with the State Planning Authority for Agriculture of the PRC to exclusively manufacture, supply and manage what will be the largest Intranet service in China, ultimately reaching 1,100,000 farming communities, representing approximately 25% of the population of the PRC. It is estimated this contract will be fully completed over a seven-year period, in approximately equal increments each year.

Torita Electronics will act as business manager and advisor to build the network, and will supply the hardware. Torita Electronics also has a right of first refusal to acquire an interest in the Intranet itself. This project is intended to establish a mammoth information database for agricultural commodities, technologies, and distribution. It will also promote popularization of agricultural technical knowledge and general education, and facilitate the exchange of agricultural goods and raw materials through the Intranet. Torita Electronics has licensing agreements with IPC Corporation LTD (a Singapore-listed Corporation) and Infomatec AG of Germany, both of which will provide technical support. Infomatec will also provide access to the JAVA Network Technology developed by Infomatec. Torita Electronics has begun to manufacture the equipment and is commencing implementation of the network in the initial sites selected. Torita Electronics goal is to have approximately 150,000 sites fully operational within 12 months. There can be no guarantee that this goal will be attained.

Torita Delaware intends to seek listing for the Company's shares on the NASDAQ stock market following the closing of the transaction. The timing of such listing, should the application to so list the shares be accepted, of which there is no guarantee, cannot be determined at this time, but will likely take a period of at least several months to accomplish.

For a period of 60 days from execution of the Letter of Intent, the Company and Torita Delaware are precluded from soliciting or entering into any discussions with any other party with respect to the sale of the Company or the merger of Torita Delaware with, or the purchase of any other U.S. company by Torita Delaware, respectively.

In order to complete the transaction contemplated by the Letter of Intent, the Company will be required to amend its Articles of Incorporation to increase its authorized capital. The Company will seek shareholder approval of the amendment. Shareholders will be asked to approve all of the steps needed to effect this transaction at a shareholders' meeting contemplated to be held as soon as practicable following execution of the definitive agreement and completion of appropriate due diligence. Although Nova has every intent to successfully complete this transaction, there can be no assurance that this transaction will be completed, or if completed, that the terms will be as presently contemplated.

Nova Natural Resources Corporation
(Registrant)

BY: /s/ Brian B. Spillane
    ________________________________
    Brian B. Spillane, President


BY: /s/ James R. Schaff
    ________________________________
    James R. Schaff, Secretary-Treasurer